GSC Group
GSC Investment Corp.
CODE OF ETHICS
I. INTRODUCTION
     This Code of Ethics (the “Code”) has been adopted by GSC Group (“GSC” or “Firm”) in order to establish applicable policies, guidelines and procedures that promote ethical practices and conduct by all GSC employees and prevent violations of the Investment Advisers Act of 1940 (the “Advisers Act”). All recipients of the Code must read it carefully and retain a copy for their personal file and future reference. The Code is comprised of several policies, procedures and other documents which are primarily designed to address potential conflicts of interest including:
•	Personal Investment Policy

•	Inside Information Policy

•	Confidentiality Policy

•	Chinese Wall and Related Policies

•	Gifts, Entertainment and Political Contributions Policy
     GSC requires that all employees observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way including indirect acts by Family Members or other associates.
II. STATEMENT OF STANDARDS OF BUSINESS CONDUCT
     As a fundamental mandate, GSC demands the highest standards of ethical conduct and care by all of its employees. All employees must abide by this basic business standard and not take inappropriate advantage of their position with the Firm. Each employee is under a duty to exercise his or her authority and responsibility for the primary benefit of GSC and our Clients and may not have outside interests that inappropriately conflict with the interest of the Firm or our Clients. Each person must avoid circumstances or conduct that adversely impact or appear to negatively affect GSC, our Clients or an employee’s duty of loyalty to the Firm. Every employee must comply with applicable federal securities laws and must report violations of the Code to GSC’s Chief Compliance Officer (“CCO”). GSC will provide every new employee with a copy of the Code upon commencement of employment. Existing employees should maintain a hard copy of the Code for their personal file, however, the Code and any amendments are available at all times on the GSC compliance intranet at compliance.gsc.com.

III. GUIDELINES AND PROCEDURES
     A. General Guidelines
     As part of every GSC employee’s ongoing employment responsibilities, employees must disclose to the Firm any interest they may have in an entity that is not affiliated with GSC, or otherwise has a known business relationship with the Firm. Disclosure in this area should be timely so that GSC may consider the matter and take any action senior management deems necessary and appropriate. It may be recognized, however, that GSC has business relationships with many companies and that certain interests and activities such as owning a relatively small interest in publicly traded securities of such organizations or participation with a non-profit organization do not necessarily give rise to a conflict of interest.
     B. Procedures and General Prohibitions
     1. As a general matter, other than in limited circumstances (e.g., for non-profit or other civic organizations or in furtherance of investment opportunities on behalf of the Firm or its Clients), it is considered incompatible with an employee’s duties to GSC to assume the position of director of an outside corporation. Any employee of GSC who is invited to serve as a director of any entity that is not an Affiliate of GSC should promptly notify the CCO prior to accepting any such directorship. In the event that approval is given, the company in question shall immediately be placed on GSC’s “Restricted List” or otherwise flagged for special review and monitoring for potential conflicts.
     2. As a general matter and except as approved by the CCO, it is considered incompatible with the duties of an employee of GSC to act as an officer, general partner, consultant, agent, representative, trustee or employee of any other business, other than an Affiliate.
     3. Except as approved by the CCO, employees may not have a monetary interest, as principal, co-principal, agent, shareholder or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit, in any transaction that conflicts with the interest of GSC or its Clients, subject to any exceptions that are specifically permitted under applicable law.
     4. As discussed below, except with the prior approval of the CCO, employees may not invest in any private placement and specifically may not invest in any hedge fund or other private investment vehicle. Should an employee be permitted to invest in a private placement, that approval will only be granted when that investment interest is fully disclosed by the employee. Requests to invest in a private placement or initial public offering shall be made pursuant to a completed Private Placement and IPO Request and Reporting Form which contains appropriate certifications regarding lack of conflicts and compliance with the Code as may be determined by the CCO from time to time; a copy of which is attached hereto as Exhibit A and is also available on the Compliance website at http://compliance.com.com/main.htm. In considering the proposed investment, the CCO may condition approval based on the criteria including the following:
a)	No Equity Interest in the Fund Manager – in the case of a hedge fund or other private equity investment, the employee or any other Family Member does not have an equity or other Beneficial Interest, in the manager of the hedge fund or any of its affiliated business entities;

b)	Unsuitable Investment for Firm – the Firm and its affiliated entities are not currently investors in the private placement and the investment opportunity is not the type of investment the Firm or its Affiliates would normally consider for investment;

c)	Private Placement is Suitable for Firm Investment – if the investment opportunity is suitable for the Firm or its Affiliates or the Firm or one of its Affiliates have already invested in that Issuer:

i)	the investment terms the employee will receive relating to the private placement are not materially better (as determined by the CCO) than the terms under which the Firm or its Affiliates/Funds has invested or may invest; and

ii)	going forward, the employee is not permitted to participate in any way concerning the Firm’s investment decisions in that Issuer; and
d)	Employee is a Private Placement Investor Before the Firm – should an employee be permitted to purchase a private placement interest and subsequent to that approval, the Firm or its Affiliates/Funds consider such an investment for its own account, the Firm will not invest in the private placement opportunity unless:
i)	the employee and any Family Members completely divest any interest in such investment; or

ii)	if the employee is permitted to keep that investment, the employee is not permitted to participate in any way in the Firm’s decisions making process; and

iii)	the terms under which the employee is invested are not materially better (as determined by the CCO) than the terms under which the Firm or its Affiliates will invest.
     5. No employee, except in the course of his/her duties, shall reveal to any other person information regarding any Advisory Client (as defined in the Personal Investment Policy) or any security transactions being considered, recommended or executed on behalf of any Advisory Client.
     6. No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of the Firm or any GSC employee, if any, in such Securities or the Issuer thereof, including, without limitation (i) any direct or indirect beneficial ownership of any securities of such Issuer; (ii) any contemplated transaction by such person in such securities; and (iii) any present proposed relationship with such Issuer or its affiliates.
     7. No employee shall engage in Insider Trading (as defined in the “Inside Information Policy”) whether for his or her own benefit or for the benefit of others.
     8. No employee may communicate material, non-public information concerning any Security to anyone else unless it is properly within his or her duties to do so.
     9. Once a year, a “Advisor Disclosure Questionnaire”, shall be distributed to each employee for completion and filing with the Legal/Compliance Group. Each employee shall supplement the annual questionnaire as necessary to reflect any material change between annual filings.
     10. Every GSC employee must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised. Areas of concern would include gifts, entertainment and political contributions (as defined in the “Gifts, Entertainment and Political Contributions Policy” section of the Code).
     11. Employees are to disclose to the CCO all personal securities holdings immediately upon commencement of employment, and in no case later than ten (10) days beyond the employee’s start date. Employees are also required on a quarterly basis and no later than thirty (30) days after each quarter’s end to file a report indicating any transactions made in any Reportable Securities. On an annual basis, each employee is to disclose to the CCO all personal securities Holdings (as all defined in the “Personal Investment Policy” section of the Code).

IV. ACKNOWLEDGEMENT
     Each employee must certify annually that he or she has read, understands, is subject to and has complied with the Code.
V. SANCTIONS
     While compliance with the provisions of the Code is anticipated, employees should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to Client accounts, disgorging profits or, in more serious cases, employee suspension or termination.
Adopted: March 21, 2007

PERSONAL INVESTMENT POLICY
(CODE OF ETHICS)
I. INTRODUCTION
     The following policies and procedures, part of GSC Group’s (“GSC” or “Firm”) Code of Ethics (the “Code”), have been adopted by GSC. The Investment Advisers Act of 1940, specifically Rule 204A-1, requires access persons of a registered investment adviser, such as GSC, to provide periodic reports regarding transactions and holdings in reportable securities over which an access person has beneficial ownership. For purposes of the Code, GSC considers all employees to be “access persons.”
     The purpose of this Personal Investment Policy and related procedures (the “Policy”) is to alert GSC’s officers, directors, employees and certain affiliated persons of GSC of their ethical and legal responsibilities with respect to securities transactions involving (a) possible conflicts of interest with GSC Clients or (b) the possession and use of material, non-public information. It is a violation of the Code and this Policy for any GSC employee to use their knowledge concerning a pending trade or considered securities transaction for any Client account to profit personally, directly or indirectly, as a result of such transaction, including purchasing or selling such securities.
     The provisions of this Policy are based upon the following general fiduciary principals applicable to all investment advisers:
•	the duty at all times to place the interest of the adviser’s Clients first;

•	the requirement that all directors, officers and employees of the adviser shall become aware and maintain knowledge of and shall comply with applicable Federal and State laws and regulations of any governmental agency or self regulatory organization governing his or her activities;

•	the requirement that all personal securities transactions be conducted consistent with this policy and in such a manner to avoid any actual, potential, or perceived conflict of interest or any abuse of an individual’s position or trust and responsibility; and

•	the fundamental standard that GSC personnel should not take inappropriate advantage of their positions.
     The Policy requires that all GSC employees make certain periodic reports concerning their personal securities transactions and the receipt of certain types of gifts, entertainment or other benefits.

II. GENERAL POLICY REQUIREMENTS
     As a general matter, GSC employees owe an undivided duty of loyalty to its Clients. Notwithstanding that standard of care, the Firm also recognizes the need to permit its employees reasonable freedom with respect to their personal investment activities. It shall be a violation of the Code and this Policy for any employee of the Firm, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any Client, including a Fund or other entity (collectively a “Client”):
•	to employ any device, scheme or artifice to defraud any Client for which the Firm serves as an investment adviser;

•	to make to the Firm any untrue statement of a material fact necessary or to omit to state to the Client a material fact necessary in order to make the statements not misleading;

•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client;

•	to engage in any manipulative practice with respect to the Client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.
     This Policy together with the Code supersedes and replaces in full any earlier policies on the subjects regulated. Any questions which arise relating to the Policy should be referred to the Chief Compliance Officer (“CCO”). If necessary, any final determination may be made by GSC’s Chief Compliance Officer in consultation with members of Senior Management, including members of the Compliance Committee, the Risk and Conflicts Committee and GSC’s Board of Directors. This Policy is applicable to all GSC employees.
III. DEFINITIONS
A.	“Access Person” means any employee of the Firm, who has access to non-public information regarding any Client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any reportable Fund. This definition excludes GSC Investment Corp.’s Independent Board of Directors and members of GSC’s Board of Advisors..

B.	“Advisory Account” means any managed account maintained by GSC on behalf of an Advisory Client.

C.	“Advisory Client” means any individual, group of individuals, partnership, trust, company or other investment Fund entity for whom GSC acts as investment adviser or has solicited to act as an investment adviser within the past 6 months.

D.	“Advisory Person” shall mean any employee of the Firm, who, in connection with his/her regular functions or duties: (i) makes any recommendation for the purchase or sale of a security (e.g., portfolio manager); (ii) participates in the determination of which recommendation shall be made (e.g., analyst); (iii) effects a securities transaction (e.g., trader); or (iv) has knowledge concerning which securities are being recommended to be purchased or sold (e.g., certain finance and administrative personnel and others who regularly have access to trade blotter information).

E.	“Affiliate” shall mean any company, partnership or other entity that is controlled by or under common control with GSC Group, Inc.

F.	“Affiliate Account” means: (i) the personal securities account of an employee or the account of any Family Member as defined herein; (ii) the account for which any employee serves a custodian, trustee or otherwise acts in a fiduciary capacity or with respect to which any such person either has authority to make investment decisions or from time to time gives investment recommendations; and (iii) the account of any person, partnership, joint venture, trust or other entity in which an employee or his/her Family Member has “Beneficial Ownership” or other “Beneficial Interest”.

G.	“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a security (e.g., interest payment or dividends).

H.	“Beneficial Ownership” of a security or account means ownership of a securities or securities accounts by or for the benefit of a person of their Family Members. Beneficial Ownership specifically includes any security or account in which the employee or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose or the ability to direct the acquisition or disposition of a security or securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

I.	“Family Member” means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an employee, who either resides with, or is financially dependent upon the employee, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the employee, such as a domestic partner or spousal equivalent and any person considered a “significant other.”

J.	“Personal Securities Trade” means a trade in a Security (as defined below) in which an employee or a Family Member has a Beneficial Ownership or other Beneficial Interest.

K.	“Security” shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

L.	“Reportable Security” means every Security in which an employee or a Family Member has a Beneficial Ownership or other Beneficial Interest except that a Reportable Security shall not include an Exempt Security, as defined below.

M.	“Exempt Security” is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales of that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies or instrumentalities (e.g., FNMA, GNMA, etc.).

N.	A security is “Being Considered for Purchase” when a recommendation to purchase a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

IV. RECORD KEEPING and REPORTING REQUIREMENTS
     Pursuant to applicable federal securities laws (e.g., the Investment Advisers Act of 1940 or the “Advisers Act”), GSC is required to keep records of transactions in securities in which its employees have a direct or indirect Beneficial Ownership Interest. The following reporting requirements have been adopted by the Firm to enable GSC to satisfy these legal and regulatory requirements:
•	At the time of hiring, but in no case later than ten (10) days from the date of commencement of employment with the Firm, every new employee shall submit to the GC or CCO, an Initial Holdings Report (see Attachment A), disclosing every Security and Account in which that employee has a direct or indirect Beneficial Ownership or other Beneficial Interest;

•	On a quarterly basis and no later than thirty (30) days after each quarter’s end, every Access Person shall file with the CCO or his designee, a Quarterly Transaction Report (see Attachment B), in which a transaction occurs in a Reportable Security. To the extent that it hasn’t already been disclosed in a prior report, each employee shall also include the names and affiliations of Family Members who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of GSC personnel in the discharge of their duties. Each employee must sign and print the date of submission on their Quarterly Transaction Report.

•	At the end of each calendar year, but in no case later than thirty (30) days following a year-end (i.e., January 30th), every employee shall submit to the CCO, an Annual Holdings Report (see Attachment C), disclosing all Reportable Security holdings as of year end;

•	Each employee of GSC must annually execute an acknowledgement with respect to the Policy (see Attachment D).

          1. Duplicate Monthly Statements and Trade Confirmations:
     In lieu of listing transactions on the Quarterly Transaction Report and every holding on the Annual Holding Reports, employees may arrange for prompt filing by the by the broker, dealer, bank (only applies to bank accounts used substantially as brokerage accounts) or other third party service providers to Compliance of duplicate monthly account statements and trade confirmations for all Personal Securities Trades. Please refer to the form letter provided (see Attachment E).
V. STATEMENT of RESTRICTIONS
     A. Restricted List
     No employee may make a Personal Securities Trade in the Securities of an Issuer listed on the Firm’s Restricted List. The information that a particular Issuer has been placed on the Restricted List is itself sensitive and confidential. The contents of the Restricted List should never be communicated to persons outside of the Firm except under limited circumstances where the CCO or General Counsel has determined it is necessary to disclose such information. The Firm may place an Issuer on the Restricted List at any time without prior notice to Employees. Employees who obtain Securities of an Issuer that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities until such time as the Issuer has been removed from the Restricted List.
          1. Securities
     The name of an Issuer or security could be placed on the Restricted List for many reasons, including when:
•	the Firm or Fund has Purchased a security of a particular Issuer or such security or Issuer is Being Considered for Purchase,

•	the Firm enters into a Confidentiality Agreement with or relating to an Issuer,

•	the Firm or a Fund has declared itself “Private” in a workspace such as IntraLinks with respect to an Issuer,

•	the Firm becomes bound by a fiduciary obligation (for example, because an Employee has become a board member of a Fund portfolio company), or

•	any Employee becomes aware of material, non-public information about a security or Issuer.
          2. Procedures
     Compliance maintains the Firm’s Restricted List on a daily basis, however, it is the responsibility of the Employee to ensure that the Firm’s Restricted List is accurate.
•	Additions: Employees who become aware of any of the circumstances set forth in subsection (a) above, or for any other reason believes a company or security should be added to the Restricted List, should immediately send an e-mail to “SEC Compliance” at compliance@gsc.com in order to ensure that the Restricted List is updated promptly.

•	Deletions: When the circumstances set forth in subsection (a) above no longer exist, or the Firm is no longer bound by the obligations giving rise to the inclusion of a security or Issuer on the Restricted List, employees should send an e-mail to “SEC Compliance” so that the name of the Issuer or security can be promptly deleted from the Restricted List.

•	Changes: The CCO or his designee will promptly distribute a notice to all employees as to changes on the Restricted List.
     B. Initial Public Offerings
     No initial public offering of securities may be purchased for any account in which an employee has a beneficial ownership interest, except with the express written prior approval of the CCO. Requests to invest in an initial public offering shall be made pursuant to a completed Private Placement and IPO Request and Reporting Form which contains appropriate certifications regarding lack of conflicts and compliance with the Code as may be determined by the CCO from time to time; a copy of which is attached hereto as Exhibit A and is also available on the Compliance website at http://compliance.com.com/main.htm. A record of such approval (or denial) by the CCO and a brief description of the reasoning supporting such decision will be maintained in accordance with the record-keeping requirements of the Advisers Act.
     C. Private Placements
     No private placement securities may be purchased for any account in which an employee has Beneficial Ownership Interest, except with the express written prior approval by the GC or CCO. All employees who have obtained prior approval and made an investment in a private placement cannot play a part in the possible investment in the same Issuer by the Firm. Requests to invest in a private placement shall be made pursuant to a completed Private Placement and IPO Request and Reporting Form which contains appropriate certifications regarding lack of conflicts and compliance with the Code as may be determined by the CCO from time to time; a copy of which is attached hereto as Exhibit A and is also available on the Compliance website at http://compliance.com.com/main.htm. A record of such approval (or denial) by the CCO and a brief description of the reasoning supporting such decision will be maintained in accordance with the record-keeping requirements of the Advisers Act.
     D. Inside Information
     Employees may not make Personal Securities Trades while in possession of inside information (i.e., material and non-public information) or communicate such information to others. Should an employee become privy to inside information at any time (whether in the course of their employment or otherwise) that employee must inform the GC or CCO.
     E. No Personal Trades Through GSC’s Traders
     No personal Securities trades may be effected through GSC’s traders. Employees must effect such trades through their personal broker-dealers.

     F. Use of Brokerage for Personal or Family Benefit
     No employee may, for direct or indirect personal or Family Member benefit, execute a trade with a broker by using the influence (implied or stated) of GSC or any employee’s influence (implied or stated) with GSC.
     G. No “Front Running”
     In order to minimize the possibility of conflicts of interest, the following Front Running Rule is hereby made applicable to all Personal Securities Trades:
          1. Front Running – 5 Day Black Out Period
     No Security may be purchased or sold if (i) there is a pending buy order in the securities of that same Issuer for any Client of GSC, or (ii) a purchase of the securities of that same Issuer can reasonably be anticipated for a GSC Client account in the next five (5) calendar days.
          2. Possible Exceptions
     Notwithstanding the Front Running Rule, the CCO will consider the specific facts and circumstance of any such transaction. Based upon that review, the CCO will determine whether the circumstances warrant granting an exception to this Policy (e.g., the facts do not necessitate an “unwinding” of the trade and a disgorgement of any profits, etc.). Factors to be considered during any review would include but are not limited to:
•	The employee’s position within the firm (e.g., whether the employee is deemed to be an Advisory Person);

•	Whether the employee transacted in a Security that his/her business unit or trading desk has invested or may invest;

•	Whether the employee was aware of any information concerning an actual or contemplated security investment in that same Issuer by GSC for any Advisory Client; and

•	Whether the price at which the Personal Securities Trade was effected was more advantageous than the price at which the Advisory Client transaction in question was effected.
     As a general rule, no Personal Securities Trade may be executed with a view toward making a profit from a change in price of such security resulting from anticipated transactions by or for GSC’s Clients including the Funds. A designated individual from the GSC Compliance Group will consult with a portfolio manager/trader from each trading desk to ensure compliance with these limitations.
VI. REMEDIAL ACTIONS and POSSIBLE DISCIPLINARY SANCTIONS
     Initially, upon discovering a violation of the Policy, GSC shall take whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g., trade reversal, etc.). Following those corrective efforts, GSC’s senior management may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties varies with the severity of the violations, although repeat offenders will likely be subjected to harsher punishment. Violations of the Policy include, but are not limited to the following:
•	Execution of a personal securities transaction of a security on the Restricted List;

•	Failure to disclose the opening or existence of a reportable securities account;

•	Execution of a personal securities trade through a GSC trader; and

•	Failure to timely complete and return periodic certifications and acknowledgements.
The CCO will consider the specific facts and circumstances of any violation; based upon their review, the CCO will determine the appropriate sanctions if any to be imposed. Factors to be considered during any review would include but are not limited to:
•	Whether the act or omission was intentional or volitional;

•	Whether mitigating or aggravating factors existed (e.g., act was committed with malice or forethought);

•	Employee’s history of prior violations of the Firm’s Policy;

•	Employees cooperation, acknowledgement of transgression and demonstrable remorse;

•	The employee’s position within the Firm (e.g., whether the employee is deemed to be an Advisory Person);

•	If an Advisory Person, whether the employee transacted in the security of an Issuer in which his/her product area has invested or could invest;

•	Whether the employee was aware of any information concerning an actual or contemplated investment in that same Issuer for an Advisory Client account; and

•	Whether the price at which the Personal Securities Trade was effected was more advantageous than the price at which the Client transaction in question was effected.
     The type of sanctions to be imposed include, but are not limited to, verbal or written admonishments, trade reversals and disgorgements of profits, monetary fines, suspension or termination of person trading privileges and employment suspension or termination.
VII. REVIEW BY CCO
     Members of GSC’s Compliance department will periodically review on a semi-annual basis employee personal securities trade related information to verify that the Policy is being followed. The results of this review will be set forth in [a semi-annual summary report] specifying any related concerns and recommendations.
     Adopted: March 21, 2007

INSIDE INFORMATION POLICY
(CODE OF ETHICS)
I. INTRODUCTION
     The prohibitions against insider trading set forth in the federal securities laws, play an essential role in maintaining the fairness, health and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that Client trust and confidence is not in any way compromised. Consistent with these principals, GSC Group forbids any employee from i) trading securities of an Issuer either for any GSC Client account or any account in which an employee has a beneficial interest (as defined in GSC’s “Code of Ethics”), if that employee is “aware” of material and non-public information concerning an Issuer; or (ii) communicating material and non-public information to others in violation of the law. This conduct is frequently referred as “insider” trading. This policy applies to every employee and extends to activities within and outside of each employee’s duties at GSC. Every employee must read and retain this policy as part of their personal file. Any questions regarding this policy should be referred to the Chief Compliance Officer or the General Counsel.
     The term insider trading is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to trading in securities on the basis of material and non-public information (whether or not the person trading is an insider). A person is deemed to trade “on the basis of” material non-public information if that person is aware of material non-public information when making the purchase or sale. It is generally understood that the law prohibits trading by an insider on the basis of material non-public information about the security or Issuer. Accordingly, in order to be held liable under the law as an insider, the person trading must violate a duty of trust or confidence owed directly, indirectly, or derivatively to the Issuer of that security or the shareholder of that Issuer, or to any other person who is the source of the material non-public information (e.g., employer). The law also prohibits the communication of insider information to others and provides for penalties and punitive damages against the “tipper” even if he/she does not gain personally from the communication.
     A further discussion of the elements of insider trading and the penalties for such unlawful conduct is discussed below. If, after reviewing this Policy, you have any questions concerning this matter you should consult with GSC’s Chief Compliance Officer or General Counsel.
II. GENERAL POLICY DEFINITIONS
     A. Who is an Insider?
     The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers (including GSC) and the employees of such organizations. GSC may become a temporary insider by signing a confidentiality agreement or even by accessing material non-public information on a private workspace such as Intralinks.
     B. What is Material Information?

     Trading on inside information is not a basis for liability unless the information is material. “Material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.
     Among other things, advance knowledge of the following types of information is generally regarded as “material”:
•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service/marketing announcements

•	New supplier/manufacturing/production announcements

•	Material charge/impairment announcements

•	Senior management changes

•	Change in control

•	Material Restatement of previously issued financial statements

•	Discovery or research developments

•	Criminal indictments and civil and government investigations, litigations and/or settlements

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalizations

     C. What is Non-Public Information?
     Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public. GSC employees should seek specific guidance from the Firm’s Legal and/or Compliance personnel in situations where information concerning an Issuer or its affiliated entities (e.g., subsidiaries), may not have been made available to the investment community as a whole but was made available to a group of institutional investors.
     D. Penalties for Insider Trading?
     Penalties for trading on or inappropriately communicating material and non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violations. Penalties include:
•	civil injunctions;

•	disgorgement of profits;

•	punitive damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited personally);

•	felony convictions which include possible jail sentences; and

•	fines and sanctions against the employer or other controlling person.
III. INSIDER TRADING PROCEDURES
     The following procedures have been established to aid employees of GSC in avoiding insider trading, and to aid GSC in preventing, detecting and imposing sanctions against insider trading. The following procedures should be read in conjunction with other procedures set forth in the Code, including the Confidentiality Policy and the Informational Barrier Policy.
     Upon discovering a violation of this policy, GSC may impose such sanctions against the employee involved, as it deems appropriate. Given the serious nature of this matter, sanctions will most likely include one or more of the following: disgorgement of profits, fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation of mitigating factors exist), appropriate personnel action which may include termination of employment and a reporting of the matter to the legal or regulatory authorities as appropriate.

A. Identifying Inside Information
     Before trading in the securities of a company about which you may have potential inside information, ask yourself the following questions:
1.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a security)? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).
     B. Restricting Access to Material and Non-Public Information
     Care should be taken so that such inside information is secure. For example, files containing material and non-public information should be sealed or locked; access to computer files containing material and non-public information should be restricted. As a general matter, materials containing such information should not be removed from the Firm’s premises and if they are, appropriate measures should be retained to protect the materials from loss or content disclosure.
     C. Review and Dissemination of Certain Investment Related Information
     As part of its investment consideration in certain types of “non-security” instruments (e.g., bank debt instruments, etc.), the Firm often enters into confidentiality agreements with third parties (e.g., syndicate members or other primary lenders). Those agreements sometimes specifically restrict the Firm’s investment activity in identified Issuers (e.g., contractually prohibit trading in any security of the Issuer and certain affiliates), but usually simply raise the possibility that non-public information may be disclosed to the recipient and seek the receiving party’s acknowledgement of that understanding. The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of “inside information” is normally left to the recipient to determine. Many Issuers, their agents or other counterparties specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment related information via internet based services (e.g., Intralinks and Syndtrak). Because of the importance of our policies regarding access to and use of confidential information, all confidentially agreements must be approved by GSC’s internal legal department or authorized outside counsel. It is the responsibility of the investment staff member to coordinate completion of the confidentiality agreement as well as (i) the posting of the confidentiality agreement to the Compliance website, and (ii) the addition of the Issuer name(s) on the Firm’s Restricted List. See the Code’s Confidentiality Policy for further details.

     D. Materiality – Joint Determinations by Business Unit and Legal Compliance
     Although the responsibility to determine whether information is material generally rests with the portfolio management personnel, GSC Legal and Compliance personnel must be consulted and ultimately approve any such determination when there are any doubts in this area. Given the unique asset classes and sophisticated instruments in which GSC typically invests (e.g., distressed debt, credit default swaps and other derivative instruments, etc.), GSC employees often receive detailed information about an Issuer which may not be otherwise readily available to the investing public.
     E. Bank Debt and Other Non-security Investments
     Notwithstanding the fact that certain instruments are not securities, there may be instances where GSC employees receive information that is not generally known by other institutional investors – even those institutional investors who may be similarly situated (e.g., lenders that are privy to non-public information and have access to bank level information or primary lender meetings, etc.,). In situations where GSC has access certain material non-public information which other potential investors/counterparties do not, investment staff should consult with GSC Legal and Compliance personnel as to whether any proposed purchase or sale of an instrument should include the use of a “Big Boy” letter is warranted or advisable as part of any contemplated trade. In such cases, GSC Legal and Compliance personnel, in consultation with senior management if and as appropriate, shall make that determination and provide an appropriate disclosure letter. A log of transactions in which “Big Boy” letters are used, and copies of any executed Big Boy letters shall be maintained by the CCO.
     F. Acknowledgement
     Each employee must annually in writing execute an acknowledgement with respect to this policy (see Attachment D).
     G. Responsibilities of General Counsel and Chief Compliance Officer
     To ensure adherence to the Inside Information Policy, the Chief Compliance Officer and General Counsel will perform the following functions:
•	The Chief Compliance Officer, on a semi-annual basis will review compliance with this policy and if necessary, prepare a report specifying any related concerns and recommendations (with appropriate exhibits) (the “Inside Information Report”) to the Risk & Conflicts Committee.

•	When appropriate, the Chief Compliance Officer shall coordinate with GSC affiliates with respect to this policy.

•	The Chief Compliance Officer shall assure that each employee of GSC is familiar with this policy and that new employees receive a copy of this policy, are given the opportunity to discuss its provisions and certify their understanding of its terms upon joining the Firm.

•	The Chief Compliance Officer shall undertake appropriate educational efforts (e.g., periodic training sessions, etc.), to refresh employee understanding of this and other related policies.

H. Responsibilities of Compliance Committee
     The Compliance Committee will review on a semi-annual basis this Inside Information Report of the Chief Compliance Officer and shall take any appropriate action deemed necessary.
Adopted: March 21, 2007

CONFIDENTIALITY POLICY
(CODE OF ETHICS)
I. INTRODUCTION
     The following policies and procedures, part of GSC Group’s (“GSC” or the “Firm”) Code of Ethics (the “Code”), have been adopted by GSC. The purpose of the Confidentiality Policy and related procedures are to implement and maintain controls with respect to the acceptance, use and handling of Confidential Information by employees of the firm. This section should be read in conjunction with other parts of the Code including, the Insider Information Policy, Personal Investment Policy and Informational Barrier Policy.
II. BACKGROUND
     As part of its investment consideration in certain types of “non-security” instruments (e.g., bank debt instruments, etc.), the Firm often enters into confidentiality agreements with third parties (e.g., syndicate members or other primary lenders). Those agreements sometimes specifically restrict the Firm’s investment activity in identified Issuers (e.g., contractually prohibit trading in any security of the Issuer and certain affiliates), but usually simply raise the possibility that material non-public information may be conveyed to GSC. In addition, many Issuers, their agents or other counterparties specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment related information via electronic workspaces (e.g., IntraLinks and Syndtrak).
III. PROCEDURES
     A. Confidentiality Agreements
     When a member of the investment staff wishes to enter into a confidentiality agreement, that employee is required to circulate an email internally to designated representatives of each GSC business unit to confi@gscpartners.com in order to check for conflicts and avoid the possibility of inadvertently subjecting any Fund to a trading restriction or other obligation before steps can be taken to mitigate such restrictions (i.e. implementation of a Chinese Wall or amending the agreement).
          1. Email Notification
     An email notification substantially in the form set forth in bold below should be sent to confi@gscpartners.com, an email distribution list which contains at least two recipients from each business unit. The confidentiality agreement must not be signed prior to receiving clearance from all of the business units.
     We have received a request to sign a confidentiality agreeement which provides for the receipt by the Firm of confidential information of [name of Issuer] with respect to the [name and description of transaction]. [name of Issuer] is a [U.S. or Eurpoean] domiciled company that [brief description of company].
     Upon receipt of the confidential information of [name of Issuer], the Firm will also be restricted in the following [U.S. or European] domiciled securities: [include description of securities, i.e., equities, bonds; and/or bank debt].

          2. Signing Authority
     Employees do not have the authority to sign a confidentiality agreement or any other agreement which purports to limit the Firm’s ability to trade in any security on behalf of GSC or any GSC-managed account or entity unless and until they have received a final “sign off” from a member of GSC’s legal department (“Legal”). Employees with a title of Vice President (or senior) may sign GSC’s standard form of confidentiality agreement (in its unmodified form) after receiving clearance from all of the business units as described above. Otherwise, the agreement, modified in any way, may only be signed by such person with the prior approval of Legal.
     Unless determined by Legal to the contrary,
     All U.S.-based confidentiality agreements will be signed as follows:

GSCP (NJ), L.P., on behalf of certain
Funds and managed accounts to be
designated by it,

By: GSCP (NJ), INC.,
its General Partner

By:

Name:
Title:
     All U.K.-based confidentiality agreements will be signed as follows:

GSC Group, Ltd. on behalf of certain
Funds and managed accounts to be
designated by it and for which it serves as sub-advisor,

By:

Name:
Title:
          3. Form Agreements
     For use in our U.S. offices, current drafts of approved confidentiality agreements are available on the Company’s intranet at http://intranet.gsc.com. The form agreements are as follows:
•	Confidentiality Agreement (One-way/GSC as Receiving Party of confidential information); and

•	Confidentiality Agreement (One-way/GSC as Disclosing Party of confidential information).

NOTE: Upon execution of any Confidentiality Agreement concerning investment management matters, it is the Employee’s responsibility to ensure that the Issuer is placed on the Firm’s Confidentiality List and Restricted List by forwarding the signed Confi in an email addressed to “SEC Compliance”. At such time, the name of the issuer will be placed on the Restricted List and the agreement will be available for viewing on the list of confidentiality agreements available at compliance.gsc.com.
     B. Electronic Workspace Access
     IntraLinks and Syndtrak requires, in most workspaces, users to make Public or Private (“PvP”) declarations in Issuer workspaces. Employees that make a private declaration in an IntraLinks workspace for a particular Issuer (hereinafter referred to as “Going Private”) may enable the employee to view material non-public information and, in addition, typically subjects the Firm and or Fund to certain confidentiality obligations similar in effect to standalone confidentiality agreements as described above. Employees that desire to view private level investment information through an IntraLinks workspace, or a similar service that may give end-users with access to material non-public information, must circulate an email notification as described below to confi@gsc.com. As in the case of a written confidentiality agreement, the email will serve as a check for conflicts and avoid the possibility of inadvertently subjecting any Fund to a trading restriction or other obligation before steps can be taken to mitigate such restrictions (i.e. implementation of a Chinese Wall).
          1. Email Notification
     The email notification substantially in the form set forth below should be used prior to an employee viewing private level information of an Issuer that, at the time, has issued Bonds and/or Equity securities. If the Employee wants to view Bank Debt or other Non-security Investments and the Issuer does not have any outstanding Bonds or Equity Securities then the email notification is not required. However, in both cases, upon Going Private the Issuer’s name must be added to the Firm’s Restricted List in accordance with the guidelines set forth in the Code. Employees are also responsible for making a copy of the relevant terms and conditions concerning confidentiality and forwarding it in an email addressed to “SEC Compliance” so the terms can be posted on the Firm’s Confidentiality Agreement list.
     We are interested in Going Private with respect to [name of Issuer], which will give the Firm access to and receipt of confidential information about the Issuer. [Specifically, we intend to view the Issuer’s (describe information, i.e. projections, etc.)]. [name of Issuer] is a [U.S. or Eurpoean] domiciled company that [brief description of company].
               AND
     Upon receipt of the confidential information we intend to [Remain/Go] Private, thus the Firm will also be restricted in the following [U.S. or European] domiciled securities of [name of Issuer]: [include description of securities, i.e., equities and/or bonds]
               OR
     Upon receipt of the confidential information we intend to [Go/Remain Public on the Issuer, however, the Firm will still be restricted in trading, until further notice, in the following [U.S. or European] domiciled securities of [name of Issuer]: [include description of securities, i.e., equities and/or bonds.]
NOTE: When IntraLinks does not give the user the ability to make a Public versus Private declaration, Employees are responsible for determing, in consultation with the CCO, whether the information in the workspace constitutes material non-public information requiring the name to be placed on the Firm’s Restricted List and Confidentialilty List.

          2. Switching From Private to Public
     Prior to switching from privately offered information to publicly available information within an Issuers’ IntraLinks workspace, an Employee must consult with the CCO of the Firm. In addition, the Employee is responsible for retaining the private level documents received or accessed through the Issuer’s workspace. The Issuer should remain on the Firm’s Confidentiality List until the user, in consultation with the CCO determines, among other possibilities, that (i) the obligations with respect to confidentiality have expired; (ii) the private information received by the Firm is not material or the information is now public; and (iii) an event has occurred which has the effect of releasing the Firm from its confidentiality obligations.
     C. Creditors and other Committees
     GSC’s employees assume certain duties limiting the use of confidential information when they join the Board of Directors of an Issuer (for both portfolio companies and non-portfolio companies), are appointed to creditors’ committees and/or other similar positions that result in the receipt of information not available to other market participants. Employees are required to give notice to the CCO and to other business units prior to entering into these relationships and cooperate with the CCO in order to maintain the Risk Committee Approval List.
          1. Accepting BOD and Committee Positions
     Prior to (a) accepting a position on an Issuer’s Board of Directors or Creditors (or similar) Committee (official or ad-hoc), (b) accepting Board observation rights or (3) being hired as a consultant/advisor or any other position which may give access to non-public information and/or give rise to a fiduciary duty to an Issuer (or their respective creditors or equity holders), an employee or business unit representative must:
•	Consult with Legal/Compliance to identify/assess any potential conflicts of interest resulting from the appointment;

•	Circulate an email to confi@gscpartners.com notifying all GSC business units of the proposed appointment in order to avoid subjecting another GSC-managed Fund to potential trading restrictions or other obligations before steps can be taken to mitigate such restrictions (i.e. implementation of a Chinese Wall or any possible amendment to an agreement); and

•	Upon receipt of the business units acknowledgements, instruct compliance@gscpartners.com to add the name of the relevant issuer to the Risk Committee Approval List at http://compliance.gscpartners.com/main.htm.

          2. Trading Guidelines: Trades Requiring Pre-approval of the Risk Committee
     GSC-managed Funds are required to secure the prior approval of the Risk Committee (with notice to the CCO) prior to trading in the securities of any Issuer(s) listed on the Risk Committee Approval List. Please note the following:
•	GSC-managed Funds may be “frozen” into positions of an Issuer if such issuer is placed on the Risk Committee Approval list after an investment is made. For example, if a GSC employee is appointed to the issuer’s Board of Directors subsequent to an investment made by CCG, GSC-managed Funds may not sell securities in that issuer without prior Risk Committee approval.

•	Subject to the possibility of being “frozen” into positions in Issuers listed on the Risk Committee Approval List for an indefinite period, Funds may participate on an “allocation” basis in buy/long trades with other GSC Funds which have received permission from the Risk Committee to make investments in such issuers, however, they may not sell without prior Risk Committee approval.
     D. Big Boy Letters
     In situations where GSC may have access to certain investment-related information that potential counterparties may not, consideration should be given as to whether the use of a Big Boy letter is advisable as part of any contemplated trade. The Legal/Compliance Group, in consultation with senior management and/or the Risk Committee, as appropriate, shall make that determination and draft the appropriate disclosure letter. A copy of any Big Boy letter GSC may enter into shall be maintained by the Legal/Compliance Group. The Firm’s form Big Boy letters are available for review at compliance.gsc.com.
          1. Signing Authority
     Employees do not have the authority to sign or modify the form agreements until Legal has reviewed the specific circumstances surrounding the proposed transaction (including whether Risk Committee approval is required). In each case, Legal/Compliance will determine whether modifications to the form agreement are appropriate based on the circumstances at hand in the case of actual or apparent asymmetrical access to information. Employees with a title of Vice President (or senior) may sign Big Boy Letters only with the prior approval of Legal. For equity trades, Legal must be contacted in advance of even providing a form agreement for review.
          2. Form Agreements
     For use in our U.S. offices, current drafts of approved forms of “Big Boy” Letters are available on the Company’s intranet at http://intranet.gscpartners.com. The form agreements are as follows:
•	Big Boy Letter (Debt Only—GSC as buyer of financial instrument); and

•	Big Boy Letter (Debt Only—GSC as seller of financial instrument).
Adopted: March 21, 2007

INFORMATION BARRIER POLICY
A/K/A “CHINESE WALL” POLICY AND PROCEDURES
(CODE OF ETHICS)
I. SUMMARY
     GSC employees regularly receive nonpublic information as part of their research and other investment-related activities. In order to permit the Firm to continue to invest in “securities” of an issuer, notwithstanding the fact that certain GSC employees may possess nonpublic information about a particular issuer, the Firm has implemented policies and procedures reasonably designed to ensure compliance with applicable securities laws including an informational barrier policy and related control procedures (the “Chinese Wall Policy”). Any instrument issued by an Issuer who is the subject of a Chinese Wall is referred to hereafter as a “Screened Security”. The success of the Firm’s Chinese Wall Policy and ability to preserve its objectives in this area, depend in large part upon employee cooperation and strict adherence to procedural requirements coupled with ongoing monitoring by the Firm’s Legal/Compliance Departments.
II. INVESTMENT DECISONS & SEPARATION of INVESTEMENT AREAS
     As a general matter, consistent with the investment mandates of each GSC-managed account or Client, each GSC business unit researches and makes its own independent investment recommendations. In most cases, each business unit is separated by physical barriers (i.e., is located in distinct locations) and do not regularly share private issuer-specific investment related information or resources with any other GSC business unit, except information pertaining to non-security related investments, such as bank debt. Notwithstanding the foregoing, in order to leverage the ‘in-house” expertise and resources that exist Firm-wide across GSC’s investment platform, certain investment groups seek to share investment ideas, assist each other on particular investment opportunities or initiatives. Accordingly, in order to facilitate that activity and still maintain the integrity of the Firm’s informational barrier system, the trading desks of certain business units will be considered to be part of the same business unit for purposes of GSC’s Chinese Wall Policy as follows:
•	Corporate Credit: USCCG, ECCCG, Euro Mezz

•	Equity and Distressed Investing: Recovery, CSF, Funds I and II

•	Real Estate: SFG, HYRE
III. IMPLEMENTATION of a CHINESE WALL
     A. General Requirements
     Chinese Walls require that there be no substantive discussion or exchange of material non-public information with or between parties on opposite sides of the wall regarding a Screened Security. Accordingly, GSC personnel who are serving in a fiduciary capacity or who are otherwise bound by a duty of confidentiality, and the immediate members of their working group (“Private Personnel “), must refrain from discussing the matter or sharing any information learned in connection with such fiduciary capacity or confidentiality undertaking, with any GSC personnel who are not also part of the working group bound by the same confidentiality and/or fiduciary duties (“Public Personnel “). Private Personnel may discuss the matter with other members of their [Business Group/working group], but except as otherwise stated herein, may not discuss it with Public Personnel.

     B. Restricting Access to Confidential Information
     Prior to implementation of a Wall, and thereafter, Private Personnel must preserve the Confidential Information received directly or indirectly, including all information created, assembled or otherwise derived from such received information. Private Personnel will maintain all files containing Confidential Information in secure cabinets or computer hard drives inaccessible to Public Personnel. Private Personnel must avoid leaving Confidential Information available in physical areas accessible to Public Personnel, including offices or in unsecured workrooms. To the extent reasonably possible, Private Personnel will limit access to physical areas where Confidential Information may be discussed, and permit only persons with bona fide business reasons to be present during such discussions. Where reasonably possible, work on confidential projects will take place in areas that are physically secure. In particular, Private Personnel may not provide Confidential Information to Public Personnel unless the CCO or his designee specifically authorizes such disclosure, or unless such disclosure is made in compliance with the procedures set forth in this Chinese Wall Policy. Furthermore, Private Personnel will avoid discussions of Confidential Information with, or in the presence of, persons who do not have a “need to know” such information. Anyone who believes that Confidential Information may have been obtained or disclosed other than in accordance with these procedures must immediately notify the CCO or another member of the Compliance Committee and not make further use or disclosure of the Confidential Information unless and until otherwise instructed by the CCO or his designee.
          1. Limited Disclosure to Public Personnel
     Public Personnel may not receive any information regarding GSC’s trades in an issuer subject to a Chinese Wall in advance of the execution of such trades. Notwithstanding the foregoing, Public Personnel may receive reports showing GSC’s purchases and sales and ownership of an issuer subject to a Chinese Wall; provided that such reports are 1) provided no more frequently than on a weekly basis; and, 2) are internal reports, prepared in the ordinary course of business and show only purchases and sales and the amount and class of Securities owned by GSC or its Funds.
          2. Disclosure of Confidential Information
     Notwithstanding the foregoing, with the consultation and approval of the CCO, Private Personnel may share Confidential Information with (a) members of Senior Management who, in their executive capacity, have a bona fide need to know such information, provided that such individuals (i) comply with these procedures and (ii) use such information only in connection with the performance of their executive duties; (b) regulators, auditors, and designated legal and compliance personnel to enable such designated persons to evaluate, review and render advice to GSC and Private Personnel; (c) to the extent that information is accessible by internal computer systems, GSC personnel who service and maintain such systems, each of whom agrees to treat such information consistent with these and other applicable GSCP policies and procedures; and (d) other Employees, representatives and agents who (i) are not involved with trading or investment advisory activities with respect to the Securities subject to a Wall and (ii) execute a confidentiality agreement in connection therewith or are otherwise bound by a formal duty of confidentiality.
          3. Unintentional breaches
     Public Personnel will not obtain or attempt to obtain Confidential Information from any Private Personnel. Any Public Personnel who obtains information that such person believes may constitute Confidential Information other than in accordance with the procedures set forth herein will immediately notify the CCO or another member of the Compliance Committee to determine what, if any, action will need to be taken as a result. Unless and until otherwise advised by the CCO or his designee, such person(s) will refrain from engaging in transactions in securities subject to a Wall for any account and avoid further disclosure of the information. In certain cases, investment committee members may need to be designated as Public Personnel or Private Personnel, in which cases. In such cases, the CCO may determine, in consultation with the relevant Portfolio Manager(s) whether a substitute investment committee member may be appointed for purposes of considering purchases and sales pertaining to the Issuer which is the subject of the Chinese Wal.l

     C. Requesting Implementation of a Chinese Wall
     All requests for the implementation of a Chinese Wall with respect to an issuer or Security must be made in writing by the requesting investment staff member to the attention of the CCO. A copy of the Chinese Wall request template is available on the compliance intranet at compliance.gsc.com Once approved, a notice will be disseminated Firm-wide notifying all Employees that a Chinese Wall has been implemented. Unless otherwise requested, Chinese Walls will be implemented for a “default” period of one year. One week prior to the expiration of a Chinese Wall, each of the CCO and the person who requested the Chinese Wall will be notified in order to determine whether the Chinese Wall will continue to be maintained. The CCO may determine that a Chinese Wall will be terminated on a case-by-case basis.
     D. Public Personnel Trades in a Screened Security
     Purchases and sales of securities by Public Personnel on behalf of GSC or its Funds in a screened issuer will require the Portfolio Manager to sign an affirmative attestation that the investment recommendation and ultimate purchase of securities of a screened issuer are made in accordance with the Chinese Wall procedures and the Code generally and are not based in part or in whole on material non-public information. (see Attachment F for a form letter.)
          1. Big Boy Letter
     If a Chinese Wall is implemented with respect to a particular Security or issuer, the CCO may insist that any trades by Public Personnel be subject to execution of a “Big Boy” Letter by the counter-parties to the trades. Any questions regarding transactions pertaining to the screened Issuer should be directed to the CCO.
IV. MODIFYING an EXISTING CHINESE WALL
     The CCO shall be primarily responsible for approving any changes to the Firm’s Chinese Wall List. The CCO will consider modifications to a Firm’s existing Chinese Wall whenever new investment groups are added to the Firm or the Firm otherwise changes (e.g., changes to personnel or physical barriers, etc.).
V. TEMPORARILY WALLING-OFF SPECIFIC EMPLOYEES
     In certain limited instances, a GSC trading group may seek to remain “public” in an issuer (i.e., stay on the “Public Side”), notwithstanding the fact that an employee within their group or another GSC trading area that shares the same informational barrier inadvertently received nonpublic information concerning that issuer and thereby became a “Private Side” group with respect to that issuer. As discussed below, under limited circumstances, the Firm may consider the appropriateness of screening a specific employee or group of employees thereby establishing a “Temporary Chinese Wall”. In those exceptional situations where a Temporary Chinese Wall is employed, the Firm will implement the following additional requirements and procedural controls:
1.	A request must be made to GSC’s Legal/Compliance Group before any Temporary Chinese Wall is established;

2.	The CCO will consider the request and determine whether granting such an exception would be feasible and appropriate under the circumstances taking into consideration all relevant factors including existing control measures, compliance resources and any other factors deemed relevant;

3.	Any employee who seeks to be temporarily screened from the rest of his/her investment group (the “Segregated Person”), must sign a letter (see Attachment G) reflecting their understanding of the confidential nature of the information received, the legal limitations that apply to that information and their agreement not to disclose or discuss the information with any other person within GSC that is outside the Temporary Chinese Wall (with exception of the CCO);

4.	The letter must be executed by each Segregated Person at the time the Temporary Chinese Wall is established. The CCO will prepare the letter with information provided by the employee and distribute it for appropriate signatures. Once a letter is signed by each Segregated Person, the CCO will retain the original letter on file and distribute copies to each Segregated Person.

5.	As stated in the model letter, the Segregated Person(s) are restricted from trading or recommending trades in the securities of the issuer for their personal accounts, for accounts managed by them or to other portfolio managers; and

6.	Compliance will add the issuer to the Confidentiality List.
     Persons inside the Temporary Chinese Wall will be responsible for advising the GC or CCO when he/she believes that the Temporary Chinese Wall is no longer necessary. An information barrier may no longer be necessary when those Segregated Persons no longer have access to inside information (e.g., no longer serve on a committee and cease to have access to inside information and any previously received inside information in their possession becomes public and/or when the inside information previously received is stale). If appropriate, CCO will remove the Temporary Chinese Wall and modify the Confidentiality List accordingly.
VI. REVIEW by the CHIEF COMPLIANCE OFFICER
     The CCO will undertake a semi-annual review to verify that this Chinese Wall Policy and corresponding procedures are being followed. The results of this review will be set forth in a summary report. The report shall specify any related concerns or recommendations and shall be provided to the Compliance Committee. The Compliance Committee will monitor correspondence, from time to time, including the electronic exchange of information, between Private Personnel and Public Personnel to ensure compliance with these information blocking procedures. Compliance monitoring will include a review of GSC computer systems to verify, among other things, the security of electronic information relating to Screened Securities.
VII. RESPONSIBILITIES of the COMPLIANCE COMMITTEE
     The Compliance Committee will review semi-annually the summary report of the CCO and shall take any appropriate actions to improve or modify these procedures as deemed necessary.
Adopted: March 21, 2007

GIFTS, ENTERTAINMENT & POLITICAL CONTRIBUTIONS POLICY
(CODE OF ETHICS)
I. INTRODUCTION
     The following Gifts and Entertainment Policy and its corresponding procedures have been adopted by GSC Group (hereinafter “GSC” or the “Firm”). GSC attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised. One possible area of fiduciary concern relates to the acceptance of gifts or entertainment from third parties with which GSC does business.
     As a general rule, no employee may solicit, give or receive any gift that could influence decision making or make a person beholden, in any away, to another person or company that seeks to do or is currently doing business with the Firm. In addition, depending upon an employee’s responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment employees may give or receive.
II. GIFTS & ENTERTAINMENT POLICY
     Each Employee is expected to exercise his or her best judgment in giving and/or accepting gifts or favors of a nominal value of $250 or less. In addition, the giving or receipt of cash or its equivalent is strictly prohibited.
•	Gifts or other gratuities of nominal value (i.e. $250 or less) may be accepted or given on an occasional basis. Examples of such gifts or gratuities are those received as normal business courtesies (for example, meals or golf games) and gifts received because of kinship, marriage or social relationships entirely apart from business relationships. Wherever possible, every GSC employee should seek permission from his/her senior supervisor and the CCO before giving or accepting any gift or entertainment valued at more than $250 to or from any third party that does or seeks to do business with GSC, its affiliates or its Clients

•	Notwithstanding the foregoing, Employees may accept gifts and may attend business meals, sporting events and other entertainment events that have an actual or potential value of greater than $250 with the prior approval of the CCO (who will coordinate such approval with such other members of Senior Management as deemed appropriate), so long as a determination has been made that the gift, meal or event is not given in consideration of the Firm’s agreement to conduct business with the giver.

•	Regardless of the dollar amount involved, accepting gifts from or giving gifts to public officials (i.e., employees of public Funds) may be regulated by state law and in many cases is prohibited. Employees are therefore required to obtain the approval of the CCO prior to accepting a gift from or giving a gift to a public official associated in any manner with an Investor or a prospective Investor in any Fund. The CCO will publish a list of state or federal government entities that are Investors or prospective Investors on the Firm’s Compliance intranet website. Any questions as to whether or not a particular contribution or gift is prohibited must be directed to the CCO for a response.
II. POLITICAL ACTIVITY RESTRICTIONS
     GSC encourages its employees to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of GSC. Employees are prohibited from making any contribution or giving a gift to a U.S. federal, state or local political candidate, official, party or organization that is associated with an Investor or a prospective Investor. The CCO will publish a list of state or federal government entities that are

Investors or prospective Investors on the Firm’s Compliance website at http://compliance.gscpartners.com/main.htm. Any questions as to whether or not a particular contribution or gift is prohibited must be directed to the CCO for a response.
     The CCO retains discretion to monitor all business activities between the Firm and the provider and/or recipient of any gift in connection with this Gift and Political Contributions Policy. Any questions regarding this Policy or the application of this Policy to any particular gift or invitation should be directed to the CCO or Chief Executive Officer.
III. SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS
     Employees are often requested to serve as directors, trustees or officers of outside organizations. These organizations may include public or private corporations, limited and general partnerships, endowments and foundations. Service with organizations outside of the Firm may, however, raise regulatory issues and concerns, including potential conflicts of interests and access to material non-public information. As a result, employees may not accept such requests without prior approval of the CCO or unless such request was made by GSC.
     In certain instances, the Firm may determine that it is in the best interest of the Funds for an employee to serve as an officer or director of an outside organization, including portfolio companies. For example, a portfolio company held by a Fund may be undergoing a reorganization that may affect the value of the company’s outstanding Securities and the future direction of the company.
     As an outside board member or officer, it is critical that you coordinate your role with the Compliance Committee and ensure, as may be appropriate, that Chinese Walls are implemented to ensure appropriate protection of and conduct with respect to Confidential Information. If employee(s) are members of the board of directors of a portfolio company, any open-market proposed purchase or sale by a Fund of Securities of such Issuer is subject to the prior approval of the CCO and the Risk Committee. Additionally, in cases where GSC may have a business relationship with the outside organization or may seek a business relationship in the future, the employee must be appropriately screened from involvement in any decision by GSC to enter into or to continue the business relationship with that organization.
     Employees are prohibited from engaging in outside activities described above without the prior written approval from the CCO. Approval will be granted on a case by case basis, subject to proper consideration and resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of the Firm’s Form ADV.
Adopted: March 21, 2007

Attachment A
EMPLOYEE INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION
(This form must be completed and returned within 10 days of hire)

Statement to GSC Group by (Please print your full name)	Hire Date:
As of the date appearing above, the following are each and every security and account in which I have a direct or indirect Beneficial Ownership or other Beneficial Interest (not including exempted securities such as bank certificates of deposit, open-end mutual fund shares, Treasury obligations (T-bills notes and bonds), Open-end Unit Investment Trusts that hold securities in proportion to a broad base index). For purposes of this report, the term Beneficial Ownership or Beneficial Interest shall mean, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “family member”, including any account in which the employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney). The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

	Amount	Nature of Interest Broker, Dealer
Name of Security/Type of Security	(No. of Shares or Principal Amount)	(or Direct Ownership, Spouse, Control, Etc.)	Bank acting as Broker

I certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.

Employee Signature:	Date:	Reviewed by:

Comments:
I certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.

Employee Signature:	Date:	Reviewed by:

Comments:

Attachment B
EMPLOYEE QUARTERLY TRANSACTION REPORT
(Must be submitted no later than 30 days after the end of each Calendar Quarter)
Statement to GSC Group by                                          (Please print your full name)
The following are all transactions in Reportable Securities (not including exempt securities such as bank certifications of deposit, registered open-end mutual fund shares, Treasury obligations, i.e., T-Bills, Notes and Bonds and Open-end Unit Investment Trusts that hold securities in proportion to a broad base index) effected during this quarter.

						Nature of			Nature of
	Exchange				Interest Rate	Transaction			Ownership
	Ticker or	No. of			and Maturity	(Purchase, Sale,		Broker, Dealer	(Direct Ownership,
Title of Security	CUSIP No.	Shares	Principal Amt	Trade Date	Date	etc.)	Price	or Bank Involved	Spouse, Control, etc.)

In lieu of listing every required transaction, an employee may direct copies of order confirmations or account statements covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required documents are sent to GSC and that they accurately and completely reflect and completely discloses all reportable transactions during the period.
___	During this quarter, I had no transactions in any Reportable Securities.

___	All of my Reportable Securities transactions (if any) are reflected in brokerage statements and trade confirmations that are automatically forwarded to GSC Group.

___	In addition to the Reportable Securities transactions listed in my brokerage statements and confirmations which are automatically forwarded to GSC Group, I engaged in the Reportable Securities transactions listed above.

EMPLOYEE QUARTERLY TRANSACTION REPORT, continued
(Must be submitted no later than 30 days after the end of each Calendar Quarter)
     Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts): (If none, leave blank)

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

Except as noted below, I am not aware of any personal conflict of interest which may involve any GSC Investor or Client, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any GSC Investor or Client. The names and affiliations of Family Members not previously reported to legal/compliance who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of GSC Group personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Affiliations

I certify that the information provided in this report is complete and accurate.

Employee Signature:	Date:	Reviewed by:

Attachment C
QUARTERLY TRANSACTION REPORT AND ANNUAL SECURITIES HOLDINGS CERTIFICATION
(Must be submitted no later than 30 days after the end of each Calendar Quarter/Year)
Statement to GSC Group By                                          (Please print your full name)
The following are all transactions in Personal Securities (not including exempt securities such as bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Open-end Unit Investment Trusts that hold securities in proportion to a broad base index) effected during this quarter. In lieu of listing every required transaction, an employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Nature of
					Interest Rate	Transaction		Broker, Dealer	Nature of Ownership
Title of Security/Type	Exchange Ticker	No. of	Principle		and Maturity	(Purchase, Sale,		or Bank	(Direct Ownership,
of Security	or CUSPIN No.	Shares	Amount	Trade Date	Date	etc.)	Price	Involved	Spouse, Control, etc.)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

QUARTERLY TRANSACTION REPORT AND ANNUAL SECURITIES HOLDINGS CERTIFICATION, continued
(Must be submitted no later than 30 days after the end of each Calendar Quarter/Year)
Except as noted below, I am not aware of any personal conflict of interest which may involve any GSC Investor or Client, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any GSC Investor or Client. The names and affiliations of Family Members not previously reported to legal/compliance who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of GSC Group personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Affiliations

I certify that the following are all securities holdings (not including bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes, and Bonds) and Open-end Unit Investment Trusts that hold securities in proportion to a broad base index) Beneficially Owner or in which I have Beneficial Interest as of the year end December 31, 200___.*

	Amount	Nature of Interest	Broker, Dealer
Name of Security	(No. of Shares or Principle Amount)	(Direct Ownership, Spouse, Control, Etc.)	(or Bank acting as Broker)

*Note: In lieu of you listing on this form each and every security held as of year-end, you may attach as an exhibit to this document your annual statement(s) from every brokerage firm with which you have a Beneficial Ownership or other Beneficial Interest. Notwithstanding this accommodation, it remains your sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses ALL reportable securities holdings as of year end.
I certify that the information provided in this report is complete and accurate.

Employee Signature:	Date:	Reviewed by:

Attachment D
Acknowledgement Form
To: GSC Group
I.	Personal Investment Policy

The undersigned hereby:
(i)	states that the undersigned has examined a copy of the policy entitled “Personal Investment Policy” (the “Policy”) and understands the requirements contained therein;

(ii)	states that the undersigned has complied with and will comply with the Policy; and

(iii)	authorizes the Firm to furnish the information contained in any report of securities transactions filed by the individual to such federal and state agencies as may be required by law or applicable rules and regulations, on the understanding that, except for such requirements, the information contained in such reports shall be treated as confidential and disclosed to no on outside of the Firm without the consent of the individual submitting the report.
II.	Inside Information Policy

The undersigned hereby:
(i)	states that I have examined and understand GSC’s policy and procedures entitled “Inside Information Policy” (the “Policy”): and

(ii)	states that the undersigned has and will continue to comply with the Policy and its requirements.

Signature	Title

Print Name

Date:

Attachment E
{Date as M/D/YYYY}
{Brokerage Firm/Custodian Name/Address}
Re: {Account Name}
Account Number(s):
Dear {Name}:
As of {Date}, please send to the undersigned a duplicate confirmation of each transaction in the above named account and monthly brokerage account statements for the above named account.
Please mail the confirmations and account statements to:
GSC Group
12 East 49th Street, Suite 3200
New York, NY 10017
Attn: Compliance Department
If you have any questions or concerns, please feel free to give me a call at {GSC Employee Tel#}. Thank you for your immediate attention to this matter.
Sincerely,
{GSC Employee Name}
cc: GSC Group Compliance Department

Attachment F
ATTESTATION
Public Business Group/Personnel Trades in a Screened Security
[Date]
CONFIDENTIAL
Re: [Name of Company]
     I understand that, in accordance with GSC’s Code of Ethics, specifically the Information Barrier Policy, a Chinese Wall was implemented on [Insert Date] for purposes of screening certain business groups from accessing confidential non-public information about [Insert Issuer] (the “Screened Issuer”).
     I have read the aforementioned Chinese Wall memorandum and attest that the following investment recommendation(s) and ultimate purchase(s) [sale(s)] of securities of the Screened Issuer made on behalf of [Insert Fund Name] were 1) made in accordance with GSC’s Information Barrier Policy and the Code of Ethics generally, and 2) were not based in part or in whole on my possession or use of material non-public information regarding the Screened Issuer.
Recommendation:

Trade Date	Security Type	Buy/Sell	Principal Amount

Name/Title

Date

Attachment G
Temporary Chinese Wall
[Date]
CONFIDENTIAL
Re: Name of Company
          A Temporary Chinese Wall in connection with [name of company] (the “Screened Issuer”) has been instituted between the following segregated person(s) and the rest of the Firm.
•	Segregated person(s) understands the confidential nature of the information received, the legal limitations that apply to that information and the responsibility not to disclose or discuss the information with any other person within GSC that is outside the Temporary Chinese Wall (with exception to the GC or CCO).

•	Segregated person(s) understands that he/she is responsible for advising the GC or CCO when he/she believes that the Temporary Chinese Wall is no longer necessary. An informational barrier may no longer be necessary when those Segregated Persons no longer have access to inside information (e.g., ceases to have access to inside information and any previously received inside information in their possession becomes public and/or when the inside information previously received is stale or no longer material).

•	Segregated person(s) understands that he/she is restricted from trading or recommending trades in the securities of the company for their personal accounts, for accounts managed by them or to other portfolio managers.

•	Segregated person(s) has read and fully understands the Firm’s Code of Ethics, specifically the Information Barrier Policy and Inside Information Policy.
Segregated Person

(Name/Title)